Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pacer International, Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-91698, 333-142766 and 333-181893) of Pacer International, Inc. of our reports dated February 26, 2014, with respect to the consolidated balance sheets of Pacer International, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Pacer International, Inc. and subsidiaries.
(signed) KPMG LLP

Columbus, Ohio
February 26, 2014